EXHIBIT 99.1

AVX Corporation Announces Preliminary Third Quarter Results

FOUNTAIN INN, S.C. – January 24, 2019 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the third quarter ended December 31, 2018.

Chief Executive Officer and President, John Sarvis, stated, “We completed the third quarter of our fiscal year with net sales of $442.4 million, reflecting a 3.1 percent decrease over the previous quarter and a 2.5 percent increase over the same quarter in the prior year reflective of the typical holiday seasonality, which primarily influenced the U.S. and European markets as customers closed production facilities. Current market conditions are being impacted by a slowdown in China’s economy with tariffs being the primary impact along with the slowdown in automotive sales and production in all regions. As a result, our sales for the quarter were negatively impacted but we anticipate recovery going forward as certain new emission requirement issues were resolved this quarter. Our gross profit of $126.2 million, or 28.5 percent profit margin, reflects solid operating performance, positively influenced by our operational efficiency programs, as well as improved pricing in the market when compared to the same period last year. Our distribution channel continues to experience favorable trends and reflect a positive outlook for succeeding quarters. While difficult to predict, we continue to be optimistic that demand for our electronic components and interconnect, sensing and control devices will remain strong during the remainder of the fiscal year.”

For the three and nine month periods ended December 31, 2018, net sales were $442.4 million and $1,352.8 million, respectively, compared to net sales of $431.8 million and $1,115.8 million, respectively, for the same period last year. The increase in net sales for the three and nine month periods ended December 31, 2018 reflect sales of $79.9 million and $267.0 million, respectively, in our Interconnect, Sensing and Control segment attributable to our acquisition of the AB Electronics sensing and control business and $25.5 million and $89.2 million, respectively, in our Electronic Components segment attributable to our acquisition of Ethertronics, Inc. The increased sales were partially offset by the loss of Kyocera resale product sales which were $0.2 million for the quarter ended December 31, 2018, as compared to $77.0 million for the same period last year, and $18.8 million for the nine months ended December 31, 2018, as compared to $239.0 million for the same period last year.

Operating profit for the three month period ended December 31, 2018 was $89.6 million compared to $45.3 million for the same period last year. As a result of a recent reduced jury award in the Greatbatch patent infringement lawsuit which reduced our estimated liability, we recorded a favorable accrual adjustment of $13.9 million to our estimated reserve for this lawsuit during the three month period ended December 31, 2018. Also, during the three month period ended December 31, 2018 we recorded an $8.3 million charge related to estimated environmental remediation costs related to legacy environmental issues at an inactive site. Operating profit for the nine month period ended December 31, 2018 was $243.2 million compared to $132.5 million for the same period last year.

Net income for the quarter ended December 31, 2018 was $74.3 million, or $0.44 per diluted share, as compared to a net loss for the quarter ended December 31, 2017 of $93.2 million, or $0.55 per diluted share. As a result of the favorable U.S. tax reform law signed in December 2017, as well as an enacted income tax rate reduction in France, we recorded estimated income tax charges of approximately $140.8 million in the quarter ended December 31, 2017, consisting primarily of a charge for estimated taxes on un-repatriated accumulated overseas earnings.

Net income for the nine month period ended December 31, 2018 was $202.3 million, or $1.20 per diluted share, as compared to a net loss of $26.9 million, or $0.16 per diluted share, for the nine month period ended December 31, 2017.

Chief Financial Officer, Michael Hufnagel, stated, “Our balance sheet remains strong with cash, cash equivalents and short-term investments in securities of $853.7 million and no debt, allowing us substantial flexibility for investments in acquisitions, materials, equipment and people to support the long-term growth of the Company. We continued to provide value to our stockholders during the quarter by paying $19.4 million in dividends to stockholders.”

AVX, headquartered in Fountain Inn, South Carolina, is a leading manufacturer and supplier of a broad line of electronic components, interconnect, sensing and control devices and related products.

Please visit our website at www.avx.com.

AVX CORPORATION

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2018	2017	2018
Net sales	$431,795	$442,395	$1,115,842	$1,352,839
Cost of sales	349,692	316,241	882,620	991,876
Gross profit	82,103	126,154	233,222	360,963
Selling, general & admin. expense	36,772	42,187	100,674	123,341
Legal & environmental	-	(5,589)	-	(5,589)
Profit from operations	45,331	89,556	132,548	243,211
Other income, net	2,221	1,005	8,388	7,052
Income before income taxes	47,552	90,561	140,936	250,263
Provision for taxes	140,764	16,264	167,846	47,934
Net income (loss)	$(93,212)	$74,297	$(26,910)	$202,329

Basic income (loss) per share	$(0.55)	$0.44	$(0.16)	$1.20
Diluted income (loss) per share	$(0.55)	$0.44	$(0.16)	$1.20

Weighted average common shares outstanding:
Basic	168,313	168,795	168,216	168,679
Diluted	168,313	169,314	168,216	169,247

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2018	2018
Assets
Cash and cash equivalents	$547,415	$354,218
Short-term investments in securities	279,787	499,528
Accounts receivable, net	284,514	250,141
Inventories	516,777	590,827
Other current assets	73,231	89,065
Total current assets	1,701,724	1,783,779
Property, plant and equipment, net	418,286	442,811
Goodwill and other intangibles	444,910	439,847
Other assets	107,846	103,093

TOTAL ASSETS	$2,672,766	$2,769,530

Liabilities and Stockholders' Equity
Accounts payable	$116,046	$91,958
Income taxes payable and accrued expenses	178,517	214,840
Total current liabilities	294,563	306,798
Other liabilities	134,760	125,759

TOTAL LIABILITIES	429,323	432,557

TOTAL STOCKHOLDERS' EQUITY	2,243,443	2,336,973

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,672,766	$2,769,530

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects, trends, and future results of operations or financial position, made in this Press Release are forward-looking. The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2019, overall volume and pricing trends, potential for future growth, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, outlook, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by the forward-looking statements for a variety of reasons, including without limitation, changes in the global economy or the economy of any locality in which we conduct business; changes in general industry and market conditions or regional growth or declines; loss of business from increased competition; higher raw material costs or raw material shortages; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; changes to import/export regulations and tariffs; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; possible adverse results of pending or future litigation or infringement claims; our ability to successfully integrate and realize expected synergies from acquired businesses; our ability to protect our intellectual property rights; negative impacts of environmental investigations or other governmental investigations and associated litigation; tax assessments by governmental authorities and changes in our effective tax rate; dependence on and relationships with customers and suppliers; and other risks and uncertainties discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2018. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC. You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Fountain Inn

Michael Hufnagel

864-967-9351

investor.relations@avx.com